Filed Pursuant to Rule 424(b)(4)

Registration No. 333-293010

7,075,471 Shares of Common Stock

This prospectus relates to the offer and sale of up to 7,075,471 shares (the “shares”) of our common stock, par value $0.001 per share (“common stock”) by YA II PN, LTD. (“YA” or the “selling stockholder”), a Cayman Islands exempt limited partnership.

The shares of common stock being offered by the selling stockholder are to be issued pursuant to the Standby Equity Purchase Agreement dated January 8, 2026 that we entered into with YA (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our shares by the selling stockholder. However, we may receive up to $60.0 million (the “Commitment Amount”) in aggregate gross proceeds from sales of our shares to YA that we may make under the Purchase Agreement, from time to time during the 36 months following the execution of the Purchase Agreement (the “Advance Shares”). Pursuant to the Purchase Agreement, we paid a structuring fee in the amount of $25,000 to YA, and the Company has agreed to pay a commitment fee to YA in an amount equal to 2.00% of the Commitment Amount to YA as consideration for its irrevocable commitment to purchase our shares of common stock under the Purchase Agreement. The commitment fee shall be paid by the Company in five equal quarterly installments. The first installment of the commitment fee was due and paid within five days following the date of execution of the Purchase Agreement, and each of the remaining four installments are due and payable on each successive three-month anniversary of the date of execution of the Purchase Agreement. With respect to the fourth and fifth installment of the Commitment Fee, subject to the satisfaction or waiver by YA of the conditions set forth in the Purchase Agreement, the Company has the option to pay each installment by issuing an Advance Notice to YA requesting a number of Advance Shares equivalent to the installment of the Commitment Fee being paid divided by the lowest volume weighted average price (“VWAP”) of the shares of Common Stock during the five consecutive trading days immediately prior to such due date, and the proceeds due to the Company in respect of such Advance Notice will be retained by YA in satisfaction of such installment of the Commitment Fee. The Advance Shares that may be offered pursuant to this prospectus would be purchased by YA from time to time pursuant to the Purchase Agreement at a price equal to 96% of the lowest of the three daily VWAPs during a pricing period as set forth in the Purchase Agreement and would be subject to certain limitations.

The selling stockholder may sell the shares of common stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell the shares in the section entitled “Plan of Distribution.” The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, the “Securities Act”.

The selling stockholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the selling stockholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the selling stockholder. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market ("Nasdaq") under the symbol “APVO.” On January 29, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $7.39 per share. Numbers in this prospectus reflect the reverse stock split of our common stock at the reverse split ratio of 1-for-20 that was affected on May 23, 2025 and the reverse stock split of our common stock at the reverse split ratio of 1-for-18 that was affected on December 29, 2025.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information By Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2026.

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the selling stockholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the selling stockholder has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement and any free writing prospectus, including the documents we incorporate by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates and any future product candidates, our intellectual property position, the degree of clinical utility of our product candidates, particularly in specific patient populations, our ability to develop and commercialize any product candidates, expectations regarding clinical trial data, statements regarding potential milestone payments, potential partnerships and collaborations, the advancement of our clinical and preclinical trials, our goals and milestones, our expectations regarding the size of the patient populations for our product candidates if approved for commercial use, our expectations regarding the effectiveness of our ADAPTIR and ADAPTIR-FLEX platforms, our ability to utilize any net operating losses, our results of operations, cash needs, spending of the proceeds from the offering described in this prospectus, our expectation regarding our ability to maintain compliance with the Nasdaq listing standards, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “might,” “approximately,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions, but the absence of these words does not mean that a statement is not forward looking.

These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or results of operations to differ materially from those expressed or implied by these forward-looking statements. These statements reflect our views with respect to future events as of the time they were made and are based on assumptions and subject to risks and uncertainties. You should read the matters described in “Risk Factors” in this prospectus, in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q which are incorporated by reference into this prospectus and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference into this prospectus. In addition to factors identified under the section titled “Risk Factors” in this prospectus, factors that may impact such forward-looking statements include:

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our ability to continue as a going concern;
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our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our common stock;
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our plans to develop and commercialize our drug candidates;
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our ability to become profitable;
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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
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our ability to maintain and establish collaborations or obtain additional funding;
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our ability to obtain regulatory approval of current and future drug candidates;
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our expectations regarding our ability to fund operating expenses and capital expenditure requirements with our existing cash and cash equivalents, and future expenses and expenditures;
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our ability to secure sufficient funding and alternative source of funding to support when needed and on terms favorable to us to support our business objective, product development, other operations or commercialization efforts;
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the success of our clinical development activities, clinical trials and research and development programs;
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our ability to retain key employees, consultants and advisors;
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our ability to obtain, maintain, protect and enforce sufficient intellectual property rights for our candidates and technology;
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our anticipated strategies and our ability to manage our business operations effectively;
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the impact of legislative, regulatory or policy changes;

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the possibility that we may be adversely impacted by macroeconomic conditions, including the impact of inflation, cost of capital and the impact from the changes in economic policies and regulations, such as trade policies and tariffs; and
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other risks and uncertainties, including those listed in the "Risk Factors" section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to the terms “APVO,” “the Company,” “we,” “us” and “our” refer to Aptevo Therapeutics Inc., together with its subsidiaries. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and the information incorporated herein by reference are the property of their respective owners.

Business Overview

We are a clinical-stage, research and development biotechnology company focused on developing novel immunotherapy candidates for the treatment of different forms of cancer. We have developed two versatile and enabling platform technologies for rational design of precision immune modulatory drugs and have two clinical candidates and six preclinical candidates currently in development. Clinical candidate mipletamig is a CD123xCD3 T cell engager that is currently being evaluated in the RAINIER study, a Phase 1b/2 program evaluating mipletamig in combination with standard of care venetoclax + azacitidine for the treatment of frontline acute myelogenous leukemia (AML) patients who are unfit for intensive chemotherapy. The ongoing Phase 1b trial was initiated in August 2024. Results from cohorts 1, 2 and 3 to date were highly favorable for both safety and efficacy. Clinical candidate ALG.APV-527 targets 4-1BB (co-stimulatory receptor) and 5T4 (tumor antigen). The compound is designed to reactivate antigen-primed T cells to specifically kill tumor cells and is currently being evaluated for the treatment of multiple solid tumor types in a dose escalation trial.

Preclinical candidates, APVO603, a dual agonist bispecific designed to simultaneously target 4-1BB (CD137) and OX40 (CD134), and APVO711, a bispecific checkpoint inhibitor with added functionality that targets PD-L1 and CD40, were also developed using our ADAPTIR modular protein technology platform. Our preclinical candidate APVO442 was developed using our ADAPTIR-FLEX heterodimer protein technology platform and is engineered to address treatment challenges associated with later stage and castration resistant prostate cancer with its unique design that enables precise tumor targeting while activating the immune system in a controlled manner. We wholly own both platforms which enable us to efficiently design and create new molecules, supporting our pipeline growth. We recently announced two new trispecific assets. APVO452 targeting PSMA, CD3, and CD40, is designed to address prostate cancers via PSMA targeting. APVO451 similarly incorporates trispecific design principles, targeting Nectin-4, CD3, and CD40, and is intended for a broad range of solid tumors. With the addition of APVO451 and APVO452 to the pipeline, Aptevo now has a suite of five CD3-engaging molecules in development. The portfolio also includes mipletamig for AML, APVO442 for prostate cancer and APVO455 for multiple solid tumor types. All five molecules share the same CRIS-7 derived binding domain with a low cytokine release profile. All molecules are designed to drive tumor-specific immune activation while limiting systemic toxicity.

Our ADAPTIR and ADAPTIR-FLEX platforms are designed to generate monospecific, bispecific, and multi-specific antibody candidates capable of enhancing the human immune system against cancer cells. ADAPTIR and ADAPTIR-FLEX are both heterodimer platforms, which give us the flexibility to potentially generate immunotherapeutic candidates with a variety of mechanisms of action. This flexibility in design allows us to generate novel therapeutic candidates that may provide effective strategies against difficult to treat, as well as advanced forms of cancer. We have successfully designed and constructed numerous investigational-stage product candidates based on our ADAPTIR platform. The ADAPTIR platform technology is designed to generate monospecific and bispecific immunotherapeutic proteins that specifically bind to one or more targets, for example, bispecific therapeutic molecules, which may have structural and functional advantages over monoclonal antibodies. We have also developed a preclinical candidate based on the ADAPTIR-FLEX platform which is advancing in our pipeline. The structural differences of ADAPTIR and ADAPTIR FLEX molecules over monoclonal antibodies allow for the development of immunotherapies that are designed to engage immune effector cells and disease targets to produce signaling responses that modulate the immune system to kill tumor cells. We believe we are skilled at candidate generation, validation, and subsequent preclinical and clinical development.

Standby Equity Purchase Agreement with YA

On January 8, 2026, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $60.0 million of common stock, or the Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of January 8, 2029, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement, such period being the “Commitment Period.” Pursuant to the terms of the Purchase Agreement, we have issued and agreed to issue the Advance Shares to YA under the Purchase Agreement.

This prospectus covers the resale of up to 7,075,471 shares of common stock that that we have reserved for issuance and sale to YA under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional shares to YA under the Purchase Agreement.

YA has no right to require us to sell any shares to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of shares that we desire to issue and sell to YA, or an Advance Notice. Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our shares and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price of the Advance Shares that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 96% of the lowest of the three daily VWAPs during the three consecutive trading day period commencing on the date that we deliver any Advance Notice to YA, or the “Pricing Period.”

As of September 30, 2025, there were 767,164 shares of common stock outstanding, of which 767,163 shares were held by non-affiliates. If all of the 7,075,471 shares of common stock offered by YA under this prospectus were issued and outstanding, such shares would represent approximately 922% of the total number of shares of common stock outstanding and the total number of outstanding shares of common stock held by non-affiliates as of September 30, 2025. The Purchase Agreement provides that we may sell up to an aggregate of $60.0 million of shares of common stock to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up 7,075,471 shares of common stock from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the price per share at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $60.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional shares of common stock. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell our shares, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Ownership Limitation (as defined below). We expect that any proceeds received by us from such sales of shares under the Purchase Agreement will be used for continued development of our pipeline products, as well as the advancement of new programs, business development activities, and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

The Purchase Agreement prohibits us from directing YA to purchase shares if those shares, when aggregated with all other shares of our shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and Rule 13d-3 thereunder, which limitation we refer to as the “Ownership Limitation.” In addition, the aggregate number of shares of common stock that we can issue to YA under the Purchase Agreement may in no case exceed 199,466 shares (subject to adjustment) of common stock (which is equal to approximately 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement), or the “Exchange

Cap,” unless (i) Company stockholder approval is obtained to issue Purchase Shares above the Exchange Cap, in which case the Exchange Cap will no longer apply, or (ii) the average price of all applicable sales of common stock to YA under the Purchase Agreement equals or exceeds $8.753 per share of common stock (which represents the lower of (A) the Nasdaq official closing price of the common stock on the trading day immediately preceding the date of the Purchase Agreement or (B) the average Nasdaq official closing price of the common stock for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement). We will hold a special meeting of stockholders on February 18, 2026, to, among other things, approve the issuance and sale of shares of our common stock to YA in excess of the Exchange Cap.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement will automatically terminate upon the earliest of (i) January 8, 2029, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amount owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our stockholders as a result of the sale and issuance of shares of common stock to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our shares under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances pursuant to the Purchase Agreement.

Risks Associated with our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” and under similar headings in any related free writing prospectus and the documents incorporated by reference herein.

Corporate Information

On August 6, 2015, Emergent BioSolutions Inc. (“Emergent”), announced a plan to separate into two independent publicly traded companies. To accomplish this separation, Emergent created Aptevo Therapeutics Inc. (“Aptevo”), to be the parent company for the development-based biotechnology business focused on novel oncology and hematology therapeutics. Aptevo was incorporated in Delaware in February 2016 as a wholly owned subsidiary of Emergent. To effect the separation, Emergent made a pro rata distribution of Aptevo’s common stock to Emergent’s stockholders on August 1, 2016.

Our common stock currently trades on the Nasdaq under the symbol “APVO.” Our primary executive offices are located at 2401 4th Avenue, Suite 1050, Seattle, Washington and our telephone number is (206) 838-0500. Our website address is www.aptevotherapeutics.com. The information contained in, or that can be accessed through, our website is not a part of or incorporated by reference in this prospectus, and you should not consider it part of this prospectus or of any prospectus supplement. We have included our website address in this prospectus solely as an inactive textual reference.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. To the extent we qualify as a smaller reporting company, we expect to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including, among other things, providing only two years of audited financial statements and incorporating by reference information filed after the effective date of the S-1 registration statement of which this prospectus forms a part. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Common Stock to be Offered by the Selling Stockholder	Up to 7,075,471 shares of common stock that we may sell to YA under the Purchase Agreement from time to time.
Selling Stockholder	YA II Pro, Ltd. See “Selling Stockholder” on page 16 of this prospectus.
Common Stock Outstanding Before this Offering	767,164
Common Stock to be Outstanding Immediately After this Offering

7,842,635 shares, (assuming the issuance of all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part). The actual number of shares of common stock will vary depending upon the number of shares of common stock we sell under the Purchase Agreement.

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock included in this prospectus by YA. We may receive up to $60.0 million aggregate gross proceeds under the Purchase Agreement from sales of shares of our common stock that we elect to make to YA as Advance Shares pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the Purchase Agreement and market prices at the times of such sales. Any proceeds that we receive from sales of shares under the Purchase Agreement will be used to fund our research and development activities and for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and in our most recent Annual Report on Form 10-K, as well as in any of our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information included in, or incorporated by reference into, this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Nasdaq Symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “APVO.”

The above discussion is based on 767,164 shares of our common stock outstanding as of September 30, 2025, excluding, as of that date, the following:

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6,542 shares of common stock issuable upon the vesting of outstanding restricted stock units at a weighted average fair value per unit of $40.24 per share;
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7,353 shares of common stock reserved for future grants of equity-based awards under our equity incentive plans;
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1 share of common stock issuable upon the exercise of Series A common warrants at an exercise price of $363,369.60 per share;
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3 shares of common stock issuable upon the exercise of Series A-1 and Series A-2 common warrants, at an exercise price of $136,555.20 per share;
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56 shares of common stock issuable upon the exercise of common warrants at an exercise price of $3,096.00 per share;
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11 shares of common stock issuable upon the exercise of common warrants at an exercise price of $17,982.00 per share;
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14,390 shares of common stock issuable upon the exercise of common warrants at an exercise price of $428.40 per share;

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681,953 shares of common stock issuable upon the exercise of common warrants at an exercise price of $25.10 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, including the shares of common stock offered by this prospectus, you should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequent Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission (the “SEC”), all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline, and you could lose some or all of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition and prospects could be harmed. In that event, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to This Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

On January 8, 2026, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $60.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of common stock that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of the shares of our common stock to YA under the Purchase Agreement. Sales of shares of our common stock, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the shares of our common stock that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for the shares of our common stock that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of our the shares of our common stock during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of our common stock that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $60.0 million of shares of our common stock to YA, only 7,075,471 shares of our common stock are being registered for resale by YA under the registration statement which this prospectus forms a part, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under the registration statement which this prospectus forms a part, depending on the market prices of shares of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $60.0 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement more than the number of shares of our common stock being registered for resale under the registration statement which this prospectus forms a part, and the Ownership Limitation and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional shares of our common stock and the SEC would have to declare such registration statement or statements effective before we could sell additional shares of our common stock under the Purchase Agreement.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our common stock in addition to the shares of our common stock being registered for resale by YA under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by YA is dependent upon the number of shares of our common stock, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of shares of our common stock to decline and to be highly volatile.

We will have broad discretion in the use of the net proceeds from the Purchase Agreement and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell shares of our common stock to YA pursuant to the Purchase Agreement, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

Future sales and issuances of shares of our common stock or other securities might result in significant dilution and could cause the price of shares of our common stock to decline.

To raise capital, we may sell shares of our common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of shares of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of shares of our common stock. In addition, the sale of substantial numbers of shares of our common stock could adversely impact their price.

We have in the past and may in the future be subject to short selling strategies that may drive down the market price of our common stock.

Short sellers have in the past and may attempt in the future to drive down the market price of our common stock. Short selling is the practice of selling securities that the seller does not own but may have borrowed with the intention of buying identical securities back at a later date. The short seller hopes to profit from a decline in the value of the securities between the time the securities are borrowed and the time they are replaced. As it is in the short seller’s best interests for the price of the stock to decline, many short sellers (sometime known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects to create negative market momentum. Although traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called “research reports” that mimic the type of investment analysis performed by large Wall Street firms and independent research analysts. These short attacks have, in the past, led to selling of shares in the market. Further, these short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S. and they are not subject to certification requirements imposed by the SEC. Accordingly, the opinions they express may be based on distortions, omissions or fabrications. Companies that are subject to unfavorable allegations, even if untrue, may have to expend a significant amount of resources to investigate such allegations and/or defend themselves, including shareholder suits against the company that may be prompted by such allegations. We may in the future be the subject of shareholder suits that we believe were prompted by allegations made by short sellers.

Such short selling activity or related similar activities are beyond our control and may be beyond the full control of the SEC and Financial Institutions Regulatory Authority (“FINRA”). While SEC and FINRA rules prohibit some forms of short selling and other activities that may result in stock price manipulation, such activity may nonetheless occur without detection or enforcement. Significant short selling or other types of market manipulation could cause our stock trading price to decline, to become more volatile, or both.

The sale of a substantial amount of shares of our common stock, including resale of the held by the selling stockholder in the public market could adversely affect the prevailing market price of shares of our common stock.

We are registering for resale 7,075,471 shares of our common stock. Sales of substantial amounts of shares of our shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of shares of our common stock, and the market value of our other securities. We cannot predict if and when the selling stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities convertible into shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our share price to decline.

Our common stock may be at risk for delisting from the Nasdaq Capital Market in the future if we do not maintain compliance with Nasdaq’s continued listing requirements. Delisting could adversely affect the liquidity of our common stock and the market price of our common stock could decrease.

Our common stock is currently listed on Nasdaq and on January 29, 2026, the last reported sale price of our common stock on Nasdaq was $7.39 per share. Nasdaq has minimum requirements that a company must meet in order to remain listed on Nasdaq, including corporate governance standards and a requirement that we maintain a minimum closing bid price of $1.00 per share, among other requirements. This offering could cause the bid price of the Company’s common stock to drop below $1.00 per share, for 30 consecutive business days, the minimum closing bid price required by the continued listing requirements of Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). If we fail to meet the Bid Price Requirement, we are not eligible for a 180 day cure period from Nasdaq to regain compliance with such requirement because we have conducted a reverse stock split in the past year and thus we would be immediately delisted.

To maintain our ability to comply with the Bid Price Requirement, on May 14, 2025, we held a special meeting of stockholders at which our stockholders approved a series of alternate amendments to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect, at the option of the Board, a reverse split of our common stock at a ratio ranging from 1-for-6 to 1-for-20. On May 21, 2025, the Board approved an amendment to the Certificate of Incorporation to effect a reverse stock split of our common stock at the reverse split ratio of 1-for-20 (the “May 2025 Reverse Stock Split”). Accordingly, on May 23, 2025, we filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “May 2025 Amendment”) with the Secretary of State of the State of Delaware to effect the May 2025 Reverse Stock Split. The May 2025 Amendment was effective at 5:01 p.m. Eastern Time on May 23, 2025, and shares of our common stock began trading on Nasdaq, on a split-adjusted basis, at market open on May 27, 2025. On July 24, 2025, we held a special meeting of stockholders at which our stockholders approved a series of alternate amendments to our Certificate of Incorporation to effect, at the option of the Board, a reverse split of our common stock at a ratio ranging from 1-for-6 to 1-for-22. On December 17, 2025, the Board approved an amendment to the Certificate of Incorporation to effect a reverse stock split of our common stock at the reverse split ratio of 1-for-18 (the “December 2025 Reverse Stock Split” and collectively with the May 2025 Reverse Stock Split, the “Reverse Stock Split”). Accordingly, on December 29, 2025, we filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “December 2025 Amendment”) with the Secretary of State of the State of Delaware to effect the December 2025 Reverse Stock Split. The December 2025 Amendment was effective at 5:01 p.m. Eastern Time on December 29, 2025, and shares of our common stock began trading on Nasdaq, on a split-adjusted basis, at market open on December 30, 2025.

Our continued listing on Nasdaq is subject to our compliance with Nasdaq’s continued listing standards, including the requirement to maintain a minimum of $2.5 million in shareholders’ equity under Nasdaq Listing Rule 5550(b)(1) (the “Rule”). On May 17, 2025, we received a notification letter from the Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with the minimum shareholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1). As disclosed in our Current Report on Form 8-K filed on May 22, 2025, we reported shareholders’ deficit of approximately $1.5 million as of March 31, 2025, which is below the required minimum of $2.5 million for continued listing on Nasdaq.

On July 1, 2025, the Company received a letter from the Staff confirming that the Company has regained compliance with the Rule. The Company’s compliance was evidenced by its Current Report on Form 8-K filed with the SEC on June 30, 2025, which reported that, during the quarterly period ended June 30, 2025, the Company raised gross proceeds of approximately $15.9 million of additional equity capital and, as a result, believes it has stockholders’ equity of at least $2.5 million and is in compliance with the Rule.

There can be no assurance that we will be able to maintain the required minimum shareholders’ equity, particularly if we incur continued operating losses, raise capital through highly dilutive instruments that are classified as liabilities, or fail to secure financing on acceptable terms. If we are unable to maintain compliance with Nasdaq’s continued listing requirements, and we are unable to qualify under an alternative standard (such as the market value of listed securities or net income standard), our common stock may be subject to delisting. A delisting would likely have a material adverse effect on the liquidity and market price of our common stock and could impair our ability to access capital through public markets. It could also result in reputational harm, reduced analyst coverage, and diminished interest from institutional investors.

In the future, if we fail to maintain the minimum listing requirements of Nasdaq and a final determination is made by Nasdaq that our common stock must be delisted, the liquidity of our common stock would be adversely affected and the market price of our common stock could decrease. Delisting from Nasdaq could materially reduce the liquidity of our common stock, impair our ability to raise capital in the public markets, and negatively impact our reputation and investor confidence. In the event of a delisting, trading of our common stock may be conducted in the over-the-counter market, which could adversely affect the market price and increase the volatility of our shares. In addition, if delisted, we would no longer be subject to Nasdaq rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards. Our failure to be listed on Nasdaq or another established securities market would have a material adverse effect on the value of your investment in us.

If our common stock is not listed on Nasdaq or another national exchange, the trading price of our common stock is below $5.00 per share and we have net tangible assets of $6,000,000 or less, the open-market trading of our common stock will be subject to the "penny stock" rules promulgated under the Exchange Act, as amended. If our shares become subject to the "penny stock" rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

SELECTED FINANCIAL DATA

Reverse Stock Split

On May 14, 2025, we held a special meeting of stockholders at which our stockholders approved a series of alternate amendments to our Certificate of Incorporation to effect, at the option of our Board of Directors (the “Board”), a reverse split of our common stock at a ratio ranging from 1-for-6 to 1-for-20. On May 21, 2025, the Board approved an amendment to the Certificate of Incorporation to effect a reverse stock split of our common stock at the reverse split ratio of 1-for-20. Accordingly, on May 23, 2025, we filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the May 2025 Reverse Stock Split. The May 2025 Amendment was effective at 5:01 p.m. Eastern Time on May 23, 2025, and shares of our common stock began trading on Nasdaq, on a split-adjusted basis, at market open on May 27, 2025.

On July 24, 2025, we held a special meeting of stockholders at which our stockholders approved a series of alternate amendments to our Certificate of Incorporation to effect, at the option of the Board, a reverse split of our common stock at a ratio ranging from 1-for-6 to 1-for-22.

On December 17, 2025, the Board approved an amendment to the Certificate of Incorporation to effect a reverse stock split of its common stock at the reverse split ratio of 1-for-18. Accordingly, on December 29, 2025, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. The December 2025 Amendment was effective at 5:01 p.m. Eastern Time on December 29, 2025, and shares of our common stock began trading on Nasdaq, on a split-adjusted basis, at market open on December 30, 2025.

The audited consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2024 and the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended September 30, 2025 that are incorporated by reference into this prospectus are presented without giving effect to the Reverse Stock Split. Except where the context otherwise requires, share numbers in this prospectus reflect the Reverse Stock Split of our common stock.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 14, 2025 and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the SEC on November 6, 2025, as adjusted to reflect the Reverse Stock Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

AS REPORTED (in thousands, except per share amounts):

	For the Year Ended December 31,
	2024	2023
Net loss from continuing operations	$(24,130)	$(18,650)
Income from discontinued operations	—	1,239
Net loss	$(24,130)	$(17,411)
Basic and diluted net loss per share from continuing operations	$(87.38)	$(1.52)
Basic and diluted net loss per share	$(87.38)	$(1.42)
Weighted average common shares outstanding, basic and diluted	276,137	12,234,661
Common shares outstanding at year end	1,458,443	19,468,180

	For the Nine Months Ended September 30,
	2025	2024
	(Unaudited)
Net loss	$(21,640)	$(17,818)
Basic and diluted net loss per share:	$(11.42)	$(5.01)
Weighted average common shares outstanding, basic and diluted	1,895,494	3,554,796
Common shares outstanding at period end	13,808,966	17,050,536

AS ADJUSTED FOR THE REVERSE STOCK SPLIT (unaudited, in thousands, except per share amounts):

	For the Year Ended December 31,
	2024	2023
	(Unaudited)
Net loss from continuing operations	$(24,130)	$(18,650)
Income from discontinued operations	—	1,239
Net loss	$(24,130)	$(17,411)
Basic and diluted net loss per share from continuing operations	$(31,460.23)	$(932,500.00)
Basic and diluted net loss per share	$(31,460.23)	$(870,550.00)
Weighted average common shares outstanding, basic and diluted	767	20
Common shares outstanding at year end	4,051	33

	For the Nine Months Ended September 30,
	2025	2024
	(Unaudited)
Net loss	$(21,640)	$(17,818)
Basic and diluted net loss per share:	$(205.50)	$(66,984.96)
Weighted average common shares outstanding, basic and diluted	105,305	266
Common shares outstanding at period end	767,164	1,280

USE OF PROCEEDS

This prospectus relates to our shares of common stock that may be offered and sold from time to time by YA. All of our shares offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $60.0 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our common stock we make to YA pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our shares, among other factors.

We currently intend to use the net proceeds of sales of shares under the Purchase Agreement, if any, for working capital to fund our clinical programs and general corporate purposes, including the further development of our product candidates. This expected use of proceeds to be received upon sales of shares under the Purchase Agreement represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025, and the Certificate of Designations and forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

As of the date of this prospectus, our certificate of incorporation, authorizes us to issue up to 500,000,000 shares of common stock, $0.001 par value per share ("common stock"), and 15,000,000 shares of preferred stock, $0.001 par value per share. Our common stock is registered under Section 12(b) of the Exchange Act and is listed on the Nasdaq under the trading symbol “APVO.”

The following summary describes the material terms of our capital stock. The summary is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

Authorized Shares

Our authorized shares consists of 500,000,000 shares of common stock and 15,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). Our common stock is registered under Section 12(b) of the Exchange Act and is listed on the Nasdaq under the trading symbol “APVO.”

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Each share of common stock includes an associated right pursuant to and as set forth in the Rights Agreement that we entered into with Broadridge Corporate Issuer Solutions, Inc. on November 8, 2020 (the “Rights Agreement”). Each right initially represents the right to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share. This right is not exercisable until the occurrence of certain events specified in such Rights Agreement. The value attributable to these rights, if any, is reflected in the value of our common stock. The Rights Agreement and the rights granted thereunder will expire upon the earliest to occur of (i) the date on which all of such rights are redeemed, (ii) the date on which such rights are exchanged, and (iii) the close of business on October 29, 2026.

Fully Paid and Nonassessable.

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to designate up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock.

The Delaware General Corporation Law (“DGCL”) provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Warrants

We have an aggregate of 676,968 common warrants outstanding from our prior offerings for which we may receive up to an additional $14.9 million in gross proceeds if exercised.

The exercise price and the number of shares of common stock purchasable upon the exercise of the outstanding common warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, reclassifications and combinations of our common stock. If, at any time the outstanding common warrants are outstanding and a fundamental transaction, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, occurs the holders of the outstanding common warrants will be entitled to receive upon exercise of the outstanding common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the outstanding common warrants immediately prior to such fundamental transaction, other than one in which a successor entity that is a publicly traded corporation (whose stock is quoted or listed for trading on a national securities exchange, including, but not limited to, the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market) assumes the common warrant such that the warrant shall be exercisable for the publicly traded common stock of such successor entity. Additionally, as more fully described in the common warrants, at the option of the holders of the common warrants the holder can receive consideration in the same type and form of an amount equal to the Black Scholes value (as defined in the common warrant) of such unexercised common warrants on the date of consummation of such transaction. Except as otherwise provided in the outstanding common warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of outstanding common warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s outstanding common warrants. The outstanding common warrants provide that the holders of the outstanding common warrants have the right to participate in distributions or dividends paid on our shares of common stock.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation, Our Bylaws, the DGCL and our Rights Plan

Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•
before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•
any merger or consolidation involving the corporation and the interested stockholder;
•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Staggered Board; Removal of Directors. Our amended and restated certificate of incorporation provides for our Board to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Our certificate of incorporation and our bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 75% of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the Board, and vacancies and newly created directorships on the Board may, except as otherwise required by law or determined by the Board, only be filled by a majority vote of the directors then serving on the Board, even though less than a quorum.

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminates the right of stockholders to act by written consent without a meeting. Our amended and restated bylaws also provide that only our chairman of the Board, chief executive officer or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations, Proposals and Amendments. Our amended and restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice. Our certificate of incorporation and bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 75% or more of our outstanding common stock.

Shareholder Rights Plan. On November 8, 2020, our Board adopted a rights plan pursuant to our rights agreement. The rights plan works by causing substantial dilution to any person or group that acquires beneficial ownership of ten percent (10%) or more of our common stock without the approval of our Board. As a result, the overall effect of the rights plan and the issuance of the rights pursuant to the rights plan may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by our Board. The rights plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by our Board. The rights plan also does not prevent our Board from considering any offer that it considers to be in the best interest of our stockholders.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

On October 30, 2025, Aptevo Therapeutics Inc. entered into Amendment No. 5 to the Rights Agreement, dated as of November 8, 2020, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, as amended. The Amendment extends the definition of “Final Expiration Date” (as defined in the Rights Agreement) and certain related language in the Rights Agreement to October 29, 2026.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge, which can be contacted at 51 Mercedes Way, Edgewood, NY 11717, shareholder@broadridge.com, or +1 (720) 378-5591. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing on the Nasdaq Capital Market

Our common stock is listed on Nasdaq under the symbol “APVO.”

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the shares of common stock that are to be issued by us to YA under the Purchase Agreement. For additional information regarding the issuance of shares of common stock covered by this prospectus, see the section titled “Prospectus Summary—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement, YA does not, and has not had, any material relationship with us.

On June 16, 2025, we entered into a standby equity purchase agreement with YA (the “June 2025 Purchase Agreement”), pursuant to which we have the right to sell to YA up to $25.0 million in shares of our common stock subject to certain limitations, from time to time during 36-month period following the date of execution of the June 2025 Purchase Agreement. As of January 29, 2026, we have sold 563,757 shares of common stock for an average price of $29.63 and received approximately $16.7 million in gross proceeds pursuant to the June 2025 Purchase Agreement.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder. The number of shares in the column “Maximum Number of Shares to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The beneficial ownership of our shares of common stock is determined in accordance with the rules of the SEC.

The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of on 767,164 shares of common stock outstanding on September 30, 2025. The number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

	Number of Shares Owned Prior to Offering		Maximum Number of Shares to be Offered Pursuant to this Prospectus (2)	Number of Shares Owned After Offering
Name of Selling Stockholder	Number (1)	Percent		Number (3)	Percent
YA II PN, LTD.(4)	—	—	7,075,471	—	—

(1) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of common stock beneficially owned prior to the offering all of the shares of common stock that YA may be required to purchase under the Purchase Agreement, because the issuance of such shares of common stock is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective. When we exercise our direction to require YA to purchase shares under the Purchase Agreement, such number of shares we can sell to YA may not cause YA’s beneficial ownership to exceed the 9.99% ownership limitation

(2) The Purchase Agreement provides that we may sell up to $60.0 million of our shares of common stock to YA. We are registering 7,075,471 shares for resale under this prospectus in consideration of YA’s obligation to purchase shares of common stock at our direction under the Purchase Agreement and, for which we will receive no cash proceeds. Depending on the price per share at which we sell the Advance Shares to YA pursuant to the Purchase

Agreement, we may need to sell to YA under the Purchase Agreement more shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $60.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional shares of common stock. The number of shares ultimately offered for resale by YA is dependent upon the number of shares of common stock we sell to YA under the Purchase Agreement.

(3) Assumes the sale of all shares being offered pursuant to this prospectus.

(4) Investment decisions for YA II PN, Ltd. are made by Mr. Angelo. The business address for YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, New Jersey 07092.

Material Relationships with Selling Securityholder

Except for the transactions contemplated by the Purchase Agreement and as set forth in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

On January 8, 2026, we entered into the Purchase Agreement with YA. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $60.0 million in shares of our common stock during the Commitment Period. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase our shares. The shares would be purchased pursuant to the Purchase Agreement at 96% of the lowest of the three daily VWAPs during the applicable Pricing Period as set forth in the Purchase Agreement.

The shares of common stock offered by this prospectus are being offered by the selling stockholder. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;
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a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
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to a broker-dealer as principal and resale by the broker-dealer for its account;
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through brokers, dealers, or underwriters who may act solely as agents;
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“at the market” into an existing market for our common stock;
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in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
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in privately negotiated transactions; or
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a combination of any such methods of sale.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Though we have been advised by YA and YA represents in the Purchase Agreement, that YA is purchasing the our shares for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act or any other applicable securities laws, YA is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of our shares by YA and any discounts, commissions or concessions received by YA are deemed to be underwriting discounts and commissions under the Securities Act.

Based on the information provided to us by YA, (a) YA is not a registered broker-dealer, (b) YA is affiliated with a registered broker-dealer, (iii) YA acquired the securities in the ordinary course of business and had no agreement or understanding, directly or indirectly, with any person to distribute such securities, and (iv) YA may affect resales through its broker-dealer affiliate, which may receive customary commissions and fees.

YA has informed us that it intends to use one or more registered broker-dealers, which may include an affiliate of YA, to effectuate all sales, if any, of our shares that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker- dealer including any affiliate of YA may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA has informed us that each such broker-dealer may receive commissions from YA for executing such sales for YA and, if so, such commissions will not exceed customary brokerage commissions. Any affiliated broker-dealer that may participate in the distribution of shares pursuant to this prospectus will do so in compliance with the provisions of Regulation M under the Exchange Act, and, to the extent applicable, FINRA Rule 5121.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our shares of common stock covered by this prospectus by the selling stockholder. We estimate that our total expenses for the offering will be approximately $40,000. As consideration for its irrevocable commitment to purchase our shares of common stock under the Purchase Agreement, we agreed to pay a commitment fee to YA in an amount equal to 2.00% of the Commitment Amount. The commitment fee shall be paid by the Company in five equal quarterly installments. The first installment of the commitment fee was due and paid within five days following the date of execution of the Purchase Agreement, and each of the remaining four installments are due and payable on each successive three-month anniversary of the date of execution of the Purchase Agreement. We also paid a $25,000 structuring fee to an affiliate of the selling stockholder in connection with entry into the Purchase Agreement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and because we are a smaller reporting company, later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

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our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 14, 2025;
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our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, June 30, 2025, and September 30, 2025 filed with the SEC on May 15, 2025, August 11, 2025, and November 6, 2025;
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our Current Report on Form 8-K filed with the SEC on March 20, 2025, April 4, 2025, April 22, 2025, , April 28, 2025, April 29, 2025, May 22, 2025, May 23, 2025, June 17, 2025, June 20, 2025, June 20, 2025, June 23, 2025, June 30, 2025, July 1, 2025, July 24, 2025, September 4, 2025, September 16, 2025, October 30, 2025, December 9, 2025, December 29, 2025, and January 9, 2026;
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our Definitive Proxy Statement on Schedule 14A filed on April 25, 2025 and July 3, 2025; and
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the description of our Common Stock contained in Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 14, 2025, including any amendment or report filed for the purpose of updating such description.

As a smaller reporting company, we also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

Aptevo Therapeutics Inc.
2401 4th Avenue, Suite 1050
Seattle, WA 98121
Attn: General Counsel
(206) 838-0500

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the shares in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s website.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. The securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We are subject to the informational requirements of the Exchange Act and in accordance therewith we file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. Such reports, proxy statements and other information, including the registration statement, and exhibits and schedules thereto, are available to the public through the Commission’s website at www.sec.gov.

We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. The registration statement and the documents referred to under “Incorporation of Certain Information by Reference” are also available on our website, https://aptevotherapeutics.gcs-web.com/financial-reports/sec-filings.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Paul Hastings LLP, Washington, DC.

EXPERTS

Our consolidated financial statements as of December 31, 2024 and 2023, and for the years then ended, incorporated in this prospectus by reference and included in our Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Baker Tilly US, LLP (formerly Moss Adams LLP), an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty), which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

7,075,471 Shares of Common Stock

PROSPECTUS

The date of this prospectus is January 30, 2026.